Exhibit 10.34
EMPLOYMENT AGREEMENT
(Non CEO)
     THIS AGREEMENT is executed as of this 1st day of April, 2007, by and between TomoTherapy Incorporated, a Wisconsin corporation (the “Company”), and Steven G. Books, an individual (“Employee”).
RECITALS
     The Company desires to employ Employee, and Employee desires to be employed by or continued to be employed by the Company, on the terms and conditions set forth herein.
     The parties believe it is in their best interests to make provision for certain aspects of their relationship during and after the period in which Employee is employed by the Company.
     NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Company and Employee,
     IT IS HEREBY AGREED AS FOLLOWS:
ARTICLE I
EMPLOYMENT
     1.1 Term of Employment. The Company employs Employee, and Employee accepts employment by the Company, for the period commencing on the date hereof and ending on March 31, 2008, subject to earlier termination as hereinafter set forth in Article III (the “Employment Term”). Following the expiration of the Employment Term, the Employment Term shall be automatically renewed for successive one-year periods (collectively, the “Renewal Terms”; individually, a “Renewal Term”) unless, at least 60 days prior to the expiration of the Employment Term or the then current Renewal Term, either party provides the other with a written notice of intention not to renew, in which case Employee’s employment with the Company, and the Company’s obligations hereunder shall terminate as of the end of the Employment Term or said Renewal Term, as applicable, except to the extent specifically provided herein. If the Employment Term is renewed, the terms of this Agreement during such Renewal Term shall be the same as the terms in effect immediately prior to such renewal, subject to any such changes or modifications as mutually may be agreed between the parties as evidenced in a written instrument signed by both the Company and Employee.
     1.2 Position and Duties. Employee shall be employed in the position of Chief Operating Officer, and shall be subject to the authority of, and shall report to, the Company’s Chief Executive Officer. Employee’s duties and responsibilities shall include all those customarily attendant to the position of Chief Operating Officer, and such other duties and responsibilities as may be assigned by the Company’s Chief Executive Officer. Employee shall devote Employee’s entire business time, loyalty, attention and energies exclusively to the business interests of the Company while employed by the Company, and shall perform his duties and responsibilities diligently and to the best of his ability.
ARTICLE II
COMPENSATION AND OTHER BENEFITS
     2.1 Base Salary. The Company shall pay Employee an annual salary of $274,875 (“Base Salary”), payable in accordance with the normal payroll practices of the Company.
     2.2 Performance Bonus. Employee will be eligible to earn an annual performance based bonus for that portion of each full calendar year during which Employee is employed by the Company (a “Bonus Year”), the terms and conditions of which as well as Employee’s entitlement thereto shall be determined annually in the sole discretion of the Company’s Board of Directors or an authorized committee thereof (the “Performance Bonus”). Employee must commence employment with the Company before October 1 of the Bonus Year in order to be eligible for a Performance Bonus for that Bonus Year. Any Performance Bonus payable hereunder shall be paid following the Bonus Year not later than the earlier of (i) 30 days following the Company’s receipt of its annual audited financial report or (ii) April 15.
     2.3 Benefit Plans. Employee will be eligible to participate in the Company’s retirement plans that are qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, and in the Company’s welfare benefit plans that are generally applicable to all executive employees of the Company (the “Plans”), in accordance with the terms and conditions thereof. The Company shall provide Employee with: (a) portable term life insurance with a death benefit equal to twice the sum of Employee’s current Base Salary and target Performance Bonus; provided, however, that the minimum benefit shall equal at least $500,000; and (b) long-term disability insurance with an annual benefit equal to at least 75% of the sum of Employee’s Base Salary and target Performance Bonus.
     2.4 Expenses. The Company shall reimburse Employee for all reasonable expenses incurred in the course of the performance of Employee’s duties and responsibilities pursuant to this Agreement and consistent with the Company’s policies with respect to travel, entertainment and miscellaneous expenses, and the requirements with respect to the reporting of such expenses.
     2.5 Vacation. Employee shall be entitled to a maximum of four weeks of vacation in any calendar year in accordance with the Company’s general vacation policies for similarly situated executive employees.
ARTICLE III
TERMINATION
     3.1 Right to Terminate; Automatic Termination.
          (a) Termination by Company Without Cause. Subject to Section 3.2, the Company may terminate Employee’s employment and all of the obligations under this Agreement at any time and for any reason.

          (b) Termination by Employee for Good Reason. Subject to Section 3.2, Employee may terminate his employment obligation hereunder for “Good Reason” (as hereinafter defined) if Employee gives written notice thereof to the Company (which notice shall specify the grounds upon which such notice is given) and the Company fails, within 30 days of receipt of such notice, to cure or rectify the grounds for such Good Reason termination set forth in such notice. “Good Reason” shall mean any of the following: (i) a material reduction of the Employee’s duties and responsibilities hereunder; (ii) a material change in the working conditions of the Employee including, without limitation, relocation of Employee’s principal workplace over 50 miles from the Company’s existing workplace, without the consent of Employee; or (iii) the Company’s material breach of the Agreement.
          (c) Termination by Company For Cause. Subject to Section 3.2, the Company may terminate Employee’s employment and all of the Company’s obligations under this Agreement at any time “For Cause” (as defined below) by giving notice to Employee stating the basis for such termination, effective immediately upon giving such notice or at such other time thereafter as the Company may designate. “For Cause” shall mean any of the following: (i) Employee has breached this Agreement or any other agreement to which Employee and the Company are parties or has breached any other obligation or duty owed to the Company, which breach remains uncured to the satisfaction of the Board of Directors of the Company for 30 days after Employee receives notice thereof from the Board of Directors; (ii) Employee has engaged in harassing or offensive conduct which has the potential to give rise to an action under federal, state or local laws for discrimination in employment; (iii) Employee repeatedly interacts with staff or subordinates in a demeaning and unprofessional or abusive manner; (iv) Employee has committed gross negligence, willful misconduct or any violation of law or the Company’s Comprehensive Corporate Compliance Program in the performance of Employee’s duties to the Company; (v) Employee has taken any action likely to result in material discredit to or material loss of business, reputation or goodwill of the Company; (vi) Employee has failed to follow instructions from the officer or body to whom Employee reports concerning the operations or business of the Company; (vii) Employee has committed a felony deemed by the Company to be adverse to its best interest or reputation; (viii) Employee has misappropriated funds or property of the Company; or (ix) Employee has attempted to obtain a personal profit from any transaction in which the Company has an interest, and which constitutes a corporate opportunity of the Company or is adverse to the interests of the Company, unless the transaction was approved in writing by the Company’s Board of Directors after full disclosure of all details relating to such transaction.
          (d) Termination Upon Death or Disability. Subject to Section 3.2, Employee’s employment and the Company’s obligations under this Agreement shall terminate: (i) automatically, effective immediately and without any notice being necessary, upon Employee’s death; and (ii) in the event of the disability of Employee, by the Company giving notice of termination to Employee. For purposes of this Agreement, “disability” means the inability of Employee, due to a physical or mental impairment, for 180 days (whether or not consecutive) during any period of 360 days to perform, with reasonable accommodation, the essential functions of the work contemplated by this Agreement. In the event of any dispute as to whether Employee is disabled, the matter shall be determined by the Company’s Board of Directors in consultation with a physician satisfactory to the Company, and Employee shall cooperate with the efforts to make such determination. Any such determination shall be conclusive and binding on the parties. Any determination of disability under this Section 3.1(c) is not intended to alter any benefits any party may be entitled to receive under any long-term disability insurance policy carried by either the Company or Employee with respect to Employee, which benefits shall be governed solely by the terms of any such insurance policy. Nothing in this subsection shall be construed as limiting or altering any of Employee’s rights under state workers compensation laws or state or Federal family and medical leave laws.
     3.2 Rights Upon Termination.
          (a) Section 3.1(a) and 3.1(b) Termination. If Employee’s employment is terminated pursuant to Section 3.1(a) or 3.1(b) hereof or upon expiration of this Agreement pursuant to the Company’s notice of its intention not to renew pursuant to Section 1.1, Employee shall have no further rights against the Company hereunder, except the Company will no later than the date that is six (6) months and one (1) day after the date of termination of employment or expiration of the Employment Term or Renewal Term, as the case may be, or the last day of such shorter period upon such termination of employment or expiration of the Employment Term or Renewal Term, as the case may be, that is sufficient to avoid the imposition of additional tax under Section 409A(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), or any other taxes or penalties imposed under Section 409A of the Code (the “Deferred Payment Date”):
          (i) pay Employee a lump-sum severance payment (the “Severance Payment”) in an amount equal to the sum of: (i) 12 months’ of Employee’s annual base salary as in effect on the date of termination; and (ii) the average of the two annual Performance Bonuses paid to Employee for the two years preceding the year in which such termination occurs;
          (ii) pay the COBRA premium for health care coverage for Employee and Employee’s spouse and children, as applicable and to the extent eligible (the “Severance Benefits”), provided that Employee properly elects COBRA continuation coverage, for the twelve (12)-month period immediately following the date of such termination of Employee’s employment. On the Deferred Payment Date, the Company will pay Employee an amount equal to the Severance Benefits for the period beginning on the date of your termination of employment and ending on the Deferred Payment Date; and
          (iii) pay up to $10,000 for outplacement services.
          (b) Section 3.1(c) Termination. If Employee’s employment is terminated pursuant to Sections 3.1(c) hereof, or if Employee quits employment notwithstanding the terms of this Agreement, Employee or Employee’s estate shall have no further rights against the Company hereunder, except for the right to receive (i) any unpaid Base Salary with respect to the period prior to the effective date of termination, and (ii) reimbursement of expenses to which Employee is entitled under Section 2.4 hereof.
          (c) Section 3.1(d) Termination. If Employee’s employment is terminated pursuant to Sections 3.1(d) hereof, Employee’s estate shall have no further rights against the

Company hereunder, except for the right to receive (i) any unpaid Base Salary with respect to the period prior to the effective date of termination, (ii) reimbursement of expenses to which Employee is entitled under Section 2.4 hereof, and (iii) payment of the COBRA premium for health care coverage for Employee’s spouse and children, as applicable and to the extent eligible (the "Severance Benefits”), provided that Employee’s estate properly elects COBRA continuation coverage, for the twelve (12) month period immediately following the date of such termination of Employee’s employment.
          (d) Termination Pursuant to a Change of Control. If, within three (3) months before or twenty four (24) months following a Change of Control, the Company terminates Employee’s employment without Cause pursuant to Section 3.1(a) or Employee terminates his employment for Good Reason pursuant to Section 3.1(b), Employee shall have no further rights against the Company hereunder, except the Company will no later than the date that is six (6) months and one (1) day after the date of termination of employment, or the last day of such shorter period upon such termination of employment that is sufficient to avoid the imposition of additional tax under Section 409A(a)(1)(B) of the Internal Revenue Code of 1986, as amended, or any other taxes or penalties imposed under Section 409A of the Code:
          (i) pay Employee a lump-sum severance payment (the “Severance Payment”) in an amount equal to the sum of: (i) 2.0 times Employee’s annual base salary as in effect on the date of termination; and (ii) 2.0 times the greater of (x) the average of the two annual bonuses paid to Employee for the two years preceding the year in which such termination occurs or (y) the target bonus for the year in which such termination occurs;
          (ii) pay the COBRA premium for health care coverage for Employee and Employee’s spouse and children, as applicable and to the extent eligible (the “Severance Benefits”), provided that Employee properly elects COBRA continuation coverage, for the 24-month period immediately following the date of such termination of Employee’s employment. On the Deferred Payment Date, the Company will pay Employee an amount equal to the Severance Benefits for the period beginning on the date of your termination of employment and ending on the Deferred Payment Date; and
          (iii) pay up to $10,000 for outplacement services.
As used herein, the term “Change in Control” shall mean (1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities, other than in a private financing transaction approved by the Board of Directors; (2) the direct or indirect sale or exchange by the shareholders of the Company of all or substantially all of the stock, other than to an affiliate of the Company as determined by the Board of Directors of the Company; (3) a merger or consolidation in which the Company is a party and in which the shareholders of the Company before such merger or consolidation do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company after such transaction; or (4) the sale or disposition by the Company of all or substantially all the Company’s assets.

          (e) Exclusive Remedy. To the extent permitted by applicable law, the payments contemplated by this Section 3.2 shall constitute the exclusive and sole remedy for any termination of Employee’s employment by the Company (whether pursuant to, or in violation of, the terms of this Agreement). Employee covenants not to assert or pursue any remedies, other than an action to enforce the payments due to Employee under this Agreement, at law or in equity, with respect to any termination of employment, and shall execute a release and waiver on such terms and conditions as the Company may require as a condition of entitlement to such payments.
          (f) Limitation of Benefits. If any payments or benefits payable to the employee under this Agreement or otherwise would be subject to the excise tax under Section 4999 of the Code, such payments and/or benefits will be reduced to the extent necessary so that no amount will be subject to such excise tax; provided that such reduction will only occur if the employee will be in a more favorable, after-tax position than if no such reduction was made.
ARTICLE IV
GENERAL PROVISIONS
     4.1 Notices. Any and all notices provided for in this Agreement shall be given in writing and shall be deemed given to a party at the earlier of (i) when actually delivered to such party, or (ii) when mailed to such party by registered or certified mail (return receipt requested) or sent to such party by courier, confirmed by receipt, and addressed to such party at the address designated below for such party as follows (or to such other address for such party as such party may have substituted by notice pursuant to this Section 4.1):

(a)	If to the Company:
TomoTherapy Incorporated
1240 Deming Way
Madison, WI 53717
Attn: General Counsel

(b)	If to Employee:
900 Spring Valley Road
Black Earth, WI 53515
Attn: Steven G. Brooks
     4.2 Entire Agreement. This Agreement contains the entire understanding and the full and complete agreement of the parties and supersedes and replaces any prior understandings and agreements among the parties, with respect to the subject matter hereof.
     4.3 Amendment. This Agreement may be altered, amended or modified only in a writing, signed by both of the parties hereto. Headings included in this Agreement are for convenience only and are not intended to limit or expand the rights of the parties hereto. References to Sections herein shall mean sections of the text of this Agreement, unless otherwise indicated.
     4.4 Assignability. This Agreement and the rights and duties set forth herein may not be assigned by Employee, but may be assigned by the Company, in whole or in part. This

Agreement shall be binding on and inure to the benefit of each party and such party’s respective heirs, legal representatives, successors and assigns.
     4.5 Severability. If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision shall be construed in a manner so as to give the maximum valid and enforceable effect to the intent of the parties expressed therein.
     4.6 Arbitration. Any controversy, dispute or claim arising out of or relating to this Agreement (including, but not limited to, any claim regarding the scope or effect of this Section and any claim that this Section is invalid or unenforceable), or the breach hereof, shall be settled by a single arbitrator in binding arbitration conducted in Milwaukee, Wisconsin in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”)(or such other arbitration service as the parties may agree upon), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator’s decision shall be in writing. In addition to the Commercial Arbitration Rules of the AAA and unless otherwise agreed to by the parties, the following rules shall apply:
           (a) Each party shall be entitled to discovery exclusively by the following means: (i) requests for admission, (ii) requests for production of documents, (iii) up to 15 written interrogatories (with any subpart to be counted as a separate interrogatory), and (iv) depositions of no more than six individuals.
          (b)  Unless the arbitrator finds that delay is reasonably justified or as otherwise agreed to by the parties, all discovery shall be completed, and the arbitration hearing shall commence within five months after the appointment of the arbitrator.
           (c) Unless the arbitrator finds that delay is reasonably justified, the hearing will be completed, and an award rendered within 30 days of commencement of the hearing.
The arbitrator’s authority shall include the ability to render equitable types of relief and, in such event, any aforesaid court may enter an order enjoining and/or compelling such actions or relief ordered or as found by the arbitrator. The arbitrator also shall make a determination regarding which party’s legal position in any such controversy or claim is the more substantially correct (the “Prevailing Party”) and the arbitrator shall require the other party to pay the legal and other professional fees and costs incurred by the Prevailing Party in connection with such arbitration proceeding and any necessary court action. However, notwithstanding the foregoing, the parties expressly agree that a court of competent jurisdiction may enter a temporary restraining order or an order enjoining a breach of Article IV of this Agreement pending a final award or further order by the arbitrator. Such remedy, however, shall be cumulative and nonexclusive, and shall be in addition to any other remedy to which the parties may be entitled.
     4.7 Waiver of Breach. The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

     4.8 Governing Law; Construction. This Agreement shall be governed by the internal laws of the State of Wisconsin, without regard to any rules of construction concerning the party responsible for the drafting hereof.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written above.

EMPLOYEE:	COMPANY:

TomoTherapy Incorporated

/s/ Steven G. Books	By:	/s/ Frederick A. Robertson
Steven G. Books	Frederick A. Robertson, M.D.
Chief Executive Officer